Exhibit 99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the RevenueShares ETF Trust, and to the use of our report dated August 25, 2015 on the financial statements and financial highlights of the RevenueShares Large Cap Fund, RevenueShares Mid Cap Fund, RevenueShares Small Cap Fund, RevenueShares Financials Sector Fund, RevenueShares ADR Fund, RevenueShares Navellier Overall A-100 Fund, RevenueShares Ultra Dividend Fund, and the RevenueShares Global Growth Fund, each a series of shares of the RevenueShares ETF Trust. Such financial statements and financial highlights appear in the June 30, 2105 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 27, 2015